NEWS
FOR IMMEDIATE RELEASE

Contact: Paul Caminiti/Carrie Bloom/Jonathan Doorley

Sard Verbinnen & Co

212/687-8080

LADENBURG THALMANN NAMES BRETT KAUFMAN CHIEF FINANCIAL OFFICER

Appoints Diane Chillemi Senior Vice President and Chief Financial Officer
of Ladenburg Thalmann & Co. Inc.

MIAMI, FL, March 27, 2008 — Ladenburg Thalmann Financial Services Inc. (AMEX: LTS; “Ladenburg”) today announced that Brett H. Kaufman has been named Vice President and Chief Financial Officer, effective April 10, 2008. Mr. Kaufman will report to Richard Lampen, President and Chief Executive Officer of Ladenburg, and will be based in Ladenburg’s Miami headquarters.

Mr. Kaufman joins Ladenburg from Bear, Stearns & Co. Inc., where he most recently served as Managing Director and Director of Financial Planning and Analysis in the Controller’s Group. While at Bear Stearns, Mr. Kaufman was responsible for providing strategic leadership and oversight for the company’s financial reporting, planning, budgeting and forecasting initiatives on a worldwide basis. Previously, Mr. Kaufman was a Senior Associate in the Audit and Business Advisory Services division of PricewaterhouseCoopers LLP. He holds a B.S. in Accounting from Binghamton University and is a Certified Public Accountant.

Ladenburg also announced today that Diane Chillemi, who previously served as Chief Financial Officer of Ladenburg, has been named Senior Vice President and Chief Financial Officer of Ladenburg Thalmann & Co. Inc., one of Ladenburg’s principal operating subsidiaries. In this capacity she will oversee various administrative functions, including human resources, in addition to finance and accounting and will report to Mark Zeitchick, Chief Executive Officer of Ladenburg Thalmann & Co. Inc. Ms. Chillemi will also continue to serve as a member of the Board of Directors of Ladenburg Thalmann & Co. Inc.

“We are very pleased to welcome Brett to Ladenburg,” stated Richard Lampen. “He will be a positive addition to our management team and his extensive financial industry experience will be of great value as our business grows. We look forward to working with him.”

Mr. Kaufman said, “I am thrilled to be joining Ladenburg at this exciting time in the firm’s evolution. I look forward to working with Dick and the talented team here to help expand the firm’s platform and further enhance its support and control infrastructure.”

Mark Zeitchick added, “Diane has been an integral part of Ladenburg’s growth and transformation, and we look forward to her ongoing contributions as we continue to grow our broker-dealer business and expand the products and services we offer our clients.”

About Ladenburg
Ladenburg Thalmann Financial Services, included in the Russell 2000(R) and Russell 3000(R) indices, is engaged in retail and institutional securities brokerage, investment banking, research and asset management services through its principal operating subsidiary, Ladenburg Thalmann & Co. Inc.  Founded in 1876 and a New York Stock Exchange member since 1879, Ladenburg Thalmann & Co. is a full service investment banking and brokerage firm providing services principally for middle market and emerging growth companies and high net worth individuals.  Ladenburg Thalmann Financial Services is based in Miami, Florida.  Ladenburg Thalmann & Co. is based in New York City, with regional offices in Miami and Boca Raton, Florida; Melville, New York; Lincolnshire, Illinois; Los Angeles, California; Princeton, New Jersey; Houston, Texas; and Columbus, Ohio.  Ladenburg Thalmann Financial Services also owns Investacorp, Inc., a leading independent broker-dealer headquartered in Miami Lakes, Florida. For more information, please visit www.ladenburg.com.

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